Filed Pursuant to Rule 424b(3)
                                                    Registration Nos. 333-74014


                        CAMPBELL ALTERNATIVE ASSET TRUST

                     SUPPLEMENT DATED APRIL 3, 2007 TO THE
          PROSPECTUS AND DISCLOSURE DOCUMENT DATED SEPTEMBER 29, 2006

This Supplement updates certain information relating to Campbell & Company, Inc., contained in the Prospectus and Disclosure Document dated September 29, 2006, as supplemented from time-to-time (the "Prospectus") of Campbell Alternative Asset Trust (the "Fund"). All capitalized terms used in this Supplement have the same meaning as in the Prospectus.

Prospective investors in the Fund should review carefully the contents of both this Supplement and the Prospectus.


1. Theresa D. Becks has been promoted to President and Chief Executive Officer of Campbell & Company, Inc.

2. Bruce L. Cleland, formerly President and Chief Executive Officer of Campbell & Company, Inc., has been appointed Vice Chairman of the Board of Directors.

3. The biography of Theresa D. Becks set forth on page 13 and the biography of Bruce L. Cleland set forth on page 14 of the Prospectus are hereby amended and replaced, in their entirety, with the following:


      Theresa D. Becks, born in 1963, joined Campbell & Company in June 1991 and has served as President and Chief Executive Officer since April 2007, Chief Financial Officer and Treasurer since 1992, and Secretary and a Director since 1994. Ms. Becks is also the President, Chief Executive Officer and Chief Financial Officer of Campbell & Company Investment Adviser LLC, a wholly-owned subsidiary of Campbell & Company, and Trustee, President, Chief Executive Officer and Chief Financial Officer of The Campbell Multi-Strategy Trust, a registered investment company. Ms. Becks previously served as a member of the Board of Directors of the Managed Funds Association. From 1987 to 1991, she was employed by Bank Maryland Corp, a publicly-held company, as a Vice President and Chief Financial Officer. Prior to that time, she worked with Ernst & Young. Ms. Becks is a C.P.A. and has a B.S. in Accounting from the University of Delaware. Ms. Becks became registered as an Associated Person and listed as a Principal of Campbell & Company effective May 7, 1999 and March 10, 1993, respectively. Ms. Becks became registered as an Associated Person and listed as a Principal of Campbell & Company Investment Adviser LLC effective December 14, 2005 and December 12, 2005, respectively.


      Bruce L. Cleland, born in 1947, joined Campbell & Company in January 1993 and has served as Vice Chairman of the Board of Directors of Campbell & Company since April 2007, was President from 1994-2007, and Chief Executive Officer from 1997-2007. Until April 2007, Mr. Cleland was also the President and Chief Executive Officer of Campbell & Company Investment Adviser LLC, a wholly-owned subsidiary of Campbell & Company, and Trustee, Chief Executive Officer and President of The Campbell Multi-Strategy Trust, a registered investment company. Mr. Cleland has worked in the international derivatives industry since 1973, and has owned and managed firms engaged in global clearing, floor brokerage, trading and portfolio management. Mr. Cleland is currently a member of the Board of Directors of the National Futures Association, and previously served as a member of the Board of Directors of the Managed Funds Association and as a member of the Board of Governors of the COMEX, in New York. Mr. Cleland is a graduate of Victoria University in Wellington, New Zealand where he earned a Bachelor of Commerce and Administration degree. Mr. Cleland became registered as an Associated Person and listed as a Principal of Campbell & Company effective December 15, 1993 and September 15, 1993, respectively. Mr. Cleland became registered as an Associated Person and listed as a Principal of Campbell & Company Investment Adviser LLC effective December 14, 2005 and December 12, 2005, respectively.


                     * * * * * * * * * * * * * * * * * * *
             All information in the Prospectus is restated pursuant
                 to this Supplement, except as updated hereby.

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    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
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   THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF
 PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR
                     ACCURACY OF THIS DISCLOSURE DOCUMENT.

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                            CAMPBELL & COMPANY, INC.
                                 Managing Owner